Exhibit 99.1

Cell Therapeutics, Inc. Announces Institutional Investors

Purchase $21.0 Million of Preferred Stock and Warrants

SEATTLE, May 24, 2010 — Cell Therapeutics, Inc. (Nasdaq and MTA:CTIC) (the “Company”) today announced that it has entered into an agreement to sell $21.0 million of shares of its Series 5 Preferred Stock in a registered offering to three institutional investors (collectively, the “Initial Purchasers”). Each share of Series 5 Preferred Stock is convertible at the option of the holder, at any time during its existence, into 2,500 shares of common stock at a conversion price of $0.40 per share of common stock, for a total of 52,500,000 shares of common stock.

The Initial Purchasers will also receive a warrant to purchase up to 1,250 shares of common stock for each share of Series 5 Preferred Stock purchased in the offering, for an aggregate of up to 26,250,000 shares of common stock issuable upon exercise of the warrants. The warrants have an exercise price of $0.50 per warrant share, for total potential additional proceeds to the Company of approximately $13.1 million upon exercise of the warrants. The warrants are exercisable six months and one day after the date of initial issuance and terminate four years, six months and one day from the date of issuance, provided that the exercisability of the warrants is subject to, and conditioned upon, the Company’s receipt of shareholder approval after the date of the prospectus supplement relating to the offering of Series 5 Preferred Stock of an amendment to its amended and restated articles of incorporation to increase the authorized shares of common stock available for issuance thereunder by 400,000,000 shares or our notification to holders of the warrants that shares of common stock have become available and are reserved for issuance upon exercise of the warrants.

The Company intends to use the net proceeds from the offering for working capital and general corporate purposes, which may include, among other things, paying interest on and/or retiring portions of its outstanding debt, funding research and development, preclinical and clinical trials, the preparation and filing of new drug applications, and general working capital.

Shares of the Series 5 Preferred Stock will receive dividends in the same amount as any dividends declared and paid on shares of common stock and have no voting rights on general corporate matters.

The closing of the offering is expected to occur on May 27, 2010, at which time the Company will receive the cash proceeds and deliver the securities.

Rodman & Renshaw, LLC, a wholly-owned subsidiary of Rodman & Renshaw Capital Group, Inc., (Nasdaq:RODM), acted as the exclusive placement agent for the offering. Trout Capital LLC provided financial advisory services.

A shelf registration statement relating to the offering of the shares of Series 5 Preferred Stock and the shares of common stock issuable upon conversion of the Series 5 Preferred Stock has been filed with the Securities and Exchange Commission (the “SEC”). The shelf registration statement was automatically effective upon filing with the SEC. A prospectus supplement relating to the offering of Series 5 Preferred Stock and the shares of common stock issuable upon conversion of the Series 5 Preferred Stock will be filed with the SEC. Copies of the prospectus supplement and accompanying prospectus may be obtained directly from the Company by contacting the Company at the following address: Cell Therapeutics, Inc., 501 Elliott Avenue West, Suite 400, Seattle,
Washington 98119.

The warrants and the shares of common stock issuable upon exercise of the warrants are being issued and sold pursuant to an exemption from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”). The warrants and the shares of common stock to be issued upon exercise of the warrants will not be registered under the Securities Act or state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state securities laws.

This announcement is neither an offer to sell nor the solicitation of an offer to buy any securities of the Company and shall not constitute an offer, solicitation or sale in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful.

This press release includes forward-looking statements that involve a number of risks and uncertainties, the outcome of which could materially and/or adversely affect actual future results and the trading prices of the Company’s securities. The risks and uncertainties include the risk that the purchase and sale of the Series 5 Preferred Stock and related warrants might not be consummated, the Company may not receive shareholder approval of an increase in the authorized shares available for issuance pursuant to its amended and restated articles of incorporation and the investors will not be able to exercise their warrants, investors might not exercise their warrants even if shareholder approval is obtained, the Company might not be able to continue to raise additional capital as needed to fund its operations, the Company’s intentions regarding the use of proceeds, and other risk factors listed or described from time to time in the Company’s filings with the SEC, including, without limitation, its most recent filings on
Forms 10-K, 10-Q and 8-K. Except as required by law, the Company does not intend to update any of the statements in this press release upon further developments.

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Media Contact:

Dan Eramian

T: 206.272.4343

C: 206.854.1200

E: media@ctiseattle.com

www.CellTherapeutics.com/press_room

Investors Contact:

Ed Bell

T: 206.272.4345

Lindsey Jesch Logan

T: 206.272.4347

F: 206.272.4434

E: invest@ctiseattle.com

www.CellTherapeutics.com/investors